Exhibit 4.6

EXACT SCIENCES CORPORATION

2010 OMNIBUS LONG-TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE APRIL 28, 2015)

Restricted Stock Award Agreement

GRANTED TO	GRANT DATE	NUMBER OF SHARES	FAIR MKT VALUE PER SHARE
[•]	[•]	[•]	$	[•]

This Restricted Stock Award Agreement (“Award Agreement”) is made between Exact Sciences Corporation, a Delaware corporation, (the “Company”) and you (“Grantee”).

The Company sponsors the 2010 Omnibus Long-Term Incentive Plan (As Amended and Restated Effective April 28, 2015) (the “Plan”).  The Plan and a Prospectus describing the Plan (the “Prospectus”) have been delivered to you.  The Plan is also available upon request (and is publicly filed), and its terms and provisions are incorporated herein by reference.  When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

The Award described in this Award Agreement is for the number of shares of the Company’s Common Stock shown above (the “Shares”). You and the Company mutually covenant and agree as follows:

1.              The Award of the Shares is subject to the terms and conditions of the Plan and this Award Agreement.  You acknowledge having read the Plan and Prospectus and agree to be bound by all the terms and conditions of the Plan and this Award Agreement.

2.              You agree that, upon request, you will furnish a letter agreement providing that you will not distribute or resell any of said Shares in violation of the Securities Act of 1933, as amended, that you will indemnify and hold the Company harmless against all liability for any such violation and that you will accept all liability for any such violation.

3.              The Shares shall vest in accordance with Exhibit A attached hereto.  Until they become vested, the Shares shall be held by the Company.  Vested Shares shall be delivered to you as soon as practicable following the applicable date of vesting.  In that regard, you agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the delivery of the Shares.  While the Shares are held by the Company, you shall not have the right to sell or otherwise dispose of such Shares or any interest therein.

4.              In accordance with Section 10.3 of the Plan, you shall have the right to receive dividends on the Shares and to vote the Shares prior to vesting.

5.              You acknowledge and agree that upon your Separation from Service resulting in the forfeiture of any unvested Shares in accordance with paragraph 3 above and Exhibit A attached hereto, (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, unvested Shares shall automatically, without further act, terminate and (ii) the unvested Shares shall be returned to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the Shares to be returned to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf.  You hereby ratify and approve all acts done by the Company as such attorney-in-fact.  Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Award Agreement.

6.              The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.              The Company may, in its sole discretion, decide to deliver any documents related to this option or future Awards that may be granted under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.  Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person the Company may notify you of from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

8.              Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Shares, including the grant and vesting of the Shares, the subsequent sale of such Shares and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Award Agreement to reduce or eliminate your liability for Tax-Related Items.

9.              In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.  This Award Agreement together with any applicable provisions of any service agreement constitute the final understanding between you and the Company regarding the Shares; provided, in the event of any conflict between the terms of a service agreement and this Award Agreement, the terms of the service agreement govern.  Any prior agreements, commitments or negotiations concerning the Shares are superseded.

10.       If any of the Company’s financial statements are required to be restated, the Company may recover all or a portion of this or any other Award made to you under the Plan with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement.  The amount to be recovered shall be the amount, as determined by the Committee, by which the affected Award exceeds the amount that would have been payable had the financial statements been initially filed as restated.  In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law.  This Award and any other Award, amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy or any applicable law, as may be in effect from time to time.  You hereby acknowledge and consent to the Company’s application, implementation and enforcement of any applicable Company clawback policy and any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation that may apply to you, whether adopted prior to or following the date of any Award made to you under the Plan.  The Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all as of the Grant Date stated above.

EXACT SCIENCES CORPORATION

By:
Name:
Title:

EXHIBIT A

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